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                           Morgan, Lewis & Bockius LLP
                               1701 Market Street
                      Philadelphia, Pennsylvania 19103-2921




November 1, 2000

Corporate Office Properties Trust
8815 Centre Park Drive, Suite 400
Columbia, MD 21045

Dear Ladies and Gentlemen:

We have acted as tax counsel to Corporate Office Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with the Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on November 1, 2000, as amended through the date hereof (the "Registration Statement").*/ We have been asked to provide our opinion as to certain federal income matters arising under the Internal Revenue Code of 1986, as amended (the "Code"), relating to the Company's qualification for taxation as a real estate investment trust (a "REIT") for federal income tax purposes.

The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations thereunder and interpretations of the foregoing as expressed in court decisions and administrative determinations as of the date hereof (or, where applicable, as in effect during earlier periods in question). These provisions and interpretations are subject to changes that might result in modifications of our opinions.

For purposes of rendering the opinions contained in this letter, we have reviewed the Registration Statement and such other documents, law and facts as we have deemed necessary. In our review, we have assumed the genuineness of all signatures; the proper execution of all documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the authenticity of the originals of any copies.


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*/ Capitalized terms used in this letter that are not otherwise defined herein have the meanings ascribed to them in the Registration Statement. References to the Company shall include Corporate Office Properties Trust, Inc., a Minnesota corporation (formerly known as Royale Investments, inc.), for periods prior to the merger of that corporation into the Maryland real estate investment trust on March 16, 1998.

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Corporate Office Properties Trust
November 1, 2000
Page 2


These opinions also are premised on certain written representations made by the Company in a certificate dated the date hereof (the "Certificate"), the assumptions identified herein and the assumptions and representations described in the Registration Statement under the heading "FEDERAL INCOME TAX MATTERS" (the "Tax Section"). For purposes of our opinions, we have not made an independent investigation of the matters relating to such assumptions or representations. We have relied on the representation in the Certificate that the information contained in the Certificate and the Registration Statement, or otherwise furnished to us, accurately describes all material facts relevant to our opinions.

Based upon and subject to the foregoing, we are of the opinion that, for federal income tax purposes, (a) the Company has properly elected and otherwise qualified to be taxed as a REIT for the taxable years commencing on and after January 1, 1992, and ending prior to January 1, 2000, and (b) the proposed method of operation as described in the Registration Statement and as represented by the Company will enable the Company to continue to satisfy the requirements for such qualification for subsequent taxable years.

We express no opinion other than the opinions expressly set forth herein. Our opinions are not binding on the Internal Revenue Service (the "IRS") and the IRS may disagree with our opinions. Although we believe that our opinions would be sustained if challenged, there can be no assurance that this will be the case. Our opinions are based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the matters referred to herein and in the Tax Section to be materially and aversely different from that described above and in the Tax Section. In addition, any variation in the facts from those set forth in the Registration Statement, the representations contained in the Certificate or otherwise provided to us may affect the conclusions stated in our opinions. Moreover, the Company's qualification and taxation as a REIT depended and depend upon the Company's ability to meet, for each taxable year, various tests imposed under the Code. These include, among others, tests relating to asset composition, operating results, distribution levels and diversity of stock ownership. We will not review (and have not reviewed) the Company's compliance with these tests. Accordingly, no assurance can be given that the actual results of the Company's operations for any taxable year will satisfy (or has satisfied) the requirements for the Company to qualify (or to have qualified) as a REIT.

This opinion is rendered only to you, and is solely for your use in connection with the issuance

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Corporate Office Properties Trust
November 1, 2000
Page 3

of common stock by the Company pursuant to the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Tax Section of the Registration Statement.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP